Exhibit 99.1

VSE CORPORATION SIGNS TO ACQUIRE
WHEELER BROS., INC.

Acquisition Builds on Strategy to Leverage Supply Chain Management

Alexandria, Virginia, May 3, 2011 – VSE Corporation (NASDAQ: VSEC) announced today that it has signed a definitive agreement to acquire Wheeler Bros., Inc. (WBI), a supply chain management company headquartered in Somerset, PA. WBI supplies vehicle parts to the U.S. Postal Service (USPS) and the Department of Defense. The purchase price is $180 million in cash, with the potential additional payments of up to $40 million, if certain financial targets are met during the first four years after completion of the acquisition. For the year ended September 30, 2010, WBI recorded revenues of approximately $158 million and pretax income of approximately $31 million. WBI is a privately held company with about 185 employees. Completion of the acquisition, which is expected to occur in late May or early June, is subject to customary closing conditions, including compliance with the Hart-Scott-Rodino Act and completion of bank acquisition financing.

VSE CEO and President, Maurice (“Mo”) Gauthier, commented, “Over the past 50 years, WBI has developed a world class supply chain company with excellent capabilities in sourcing, reverse engineering, warehousing, distributing and tracking vehicle parts. The WBI supply chain solution is based upon proven, mature processes and systems. We see significant opportunities for leveraging WBI’s supply chain capabilities with VSE’s 52-year history of supporting the Department of Defense in extending the service lives of legacy ships, vehicles, aircraft and their systems.”

WBI started as a parts supplier to commercial trucking companies and then entered the Department of Defense market. Following that, WBI started selling into the USPS market, which has the largest truck fleet in the world. WBI has received multiple service awards from the U.S. Postal Service. In 2009, the Postal Supplier Council awarded WBI its fifth USPS Quality Supplier Award. In addition to a full complement of supply chain expertise, WBI also has considerable experience in reverse engineering and manufacturing parts that are no longer supported by the original manufacturers. David Wheeler, WBI’s CEO and President, said, “Our family and employees could not be more pleased with the match we found in VSE. We have very similar cultures and very complementary services. All of us at WBI look forward to VSE helping us get to the next level. We built a very successful company, but with VSE, there is no limit to the possibilities.”

The acquisition of WBI will add supply chain management to the work VSE has historically performed to extend the life of military ships, vehicles, aircraft and their installed systems. Mr. Gauthier further commented: “We believe that the supply chain capabilities we gain through the acquisition of WBI will enable vertical market expansion in our core business of sustaining legacy platforms and systems. Like our other subsidiaries, WBI will also expand our business base into the civil sector of the federal government. In both government and commercial fleets, operating budgets are making near term fleet replacements unlikely, thereby increasing the demand for service life extension of existing assets.”

For more information on Wheeler Bros., Inc., please visit their web site at www.teamwbi.com.

About VSE
VSE marked its 50th year as a government contractor in 2009. VSE is a diversified Federal Services company of choice for solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for consulting and program management, logistics, equipment and vehicle/vessel refurbishment, engineering, information technology, energy consulting, and construction program management. For additional information on VSE services and products, please see the company’s web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the U.S. Securities and Exchange Commission for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent reports filed with the Securities and Exchange Commission.

News Contact:  Sylvia Gethicker (703) 329-4610
Investor Relations:  Christine Peters (703) 329-3263